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                                                                    EXHIBIT 3.5

                               ZYCAD CORPORATION

                            Certificate of Amendment
                                      of
                          Certificate of Incorporation
                            (Pursuant to the General
                     Corporation Law of the State of Delaware)


Phillips W. Smith, President and Chief Executive Officer, and Douglas E. Klint, Secretary, of Zycad Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify.

     FIRST: That at the duly constituted special meeting of the stockholders of said corporation held on July 10, 1997, the corporation adopted a resolution adopting such amendment, in accord with the provisions of the General Corporation Laws of the State of Delaware.

     SECOND: That there has been duly adopted, in accordance with the provisions of the General corporation Law of the State of Delaware, an amendment to the Certificate of Incorporation of Zycad Corporation which amends section 1 to read as follows:

           "The name of the corporation is Gatefield Corporation."

     IN WITNESS WHEREOF, said Zycad Corporation has caused this Certificate to be signed by Phillips W. Smith, its President and Chief Executive Officer, and attested by Douglas E. Klint, its Secretary, this 31st day of July, 1997.

                                        ZYCAD CORPORATION

                                        By: /s/ Phillips W. Smith
                                           --------------------------------
                                           Phillips W. Smith
                                           President and CEO

ATTEST

By: /s/ Douglas E. Klint
    ---------------------------------
    Douglas E. Klint
    Secretary